                                                                    Exhibit h(4)
                  AMENDMENT TO THE TRANSFER AGENCY AGREEMENT
                          FOR IMPRESSNet(R) SERVICES

     THIS AMENDMENT, dated as of this 11/th/ day of October, 2000 is made to the Transfer Agency Agreement (the "Agreement") between the BT Insurance Funds Trust, n/k/a Deutsche Asset Management VIT Funds (the "Fund") and FIRST DATA INVESTOR SERVICES GROUP, INC., n/k/a PFPC Inc. ("PFPC").

                                  WITNESSETH

     WHEREAS, the Fund desires to enable certain authorized agents of the Fund's management company and Shareholders to access certain Fund and Shareholder information maintained by PFPC on behalf of the Fund on the PFPC System through the use of the Internet and PFPC desires to allow such access and provide certain services as more fully described below in connection therewith;

     NOW THEREFORE, the Fund and PFPC agree that as of the date first referenced above, PFPC Agreement shall be amended as follows:

1.   Definitions. The following definitions are hereby incorporated into
     Agreement:

     (a) "Account Inquiry" shall mean any access to the PFPC System via IMPRESSNet(R) initiated by an End-User which is not a Financial Transaction.

     (b) "End-User" shall mean any Shareholder or agent of the Fund's management company that accesses the PFPC System via IMPRESSNet(R).

     (c) "Financial Transaction" shall mean purchase, redemption, exchange or any other transaction involving the movement of Shares initiated by an End-User.

     (d) "Fund Home Page" shall mean the Fund's proprietary web site on the Internet used by the Fund to provide information to its shareholders and potential shareholders.

     (e) "IMPRESSNet(R)" shall mean the PFPC proprietary system consisting of the PFPC Secure Net Gateway and the PFPC Web Transaction Engine.

     (f) "PFPC Secure Net Gateway" shall mean the system of computer hardware and software and network established by PFPC to provide access between PFPC recordkeeping system and the Internet.

     (g) "PFPC Web Transaction Engine" shall mean the system of computer hardware and software created and established by PFPC in order to enable Shareholders of the Fund to perform the transactions contemplated hereunder.

     (h) "Internet" shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

2. Responsibilities of PFPC. In addition to the services rendered by PFPC as set forth in the Agreement, PFPC agrees to provide the following services for the fees set forth in the Schedule of IMPRESSNet(R) Fees attached hereto as Schedule A of this Amendment:

     (a) In accordance with the written IMPRESSNet(R) procedures and product functionality documentation provided to the Fund by PFPC, PFPC shall, through the use of the PFPC Web Transaction Engine and Secure Net Gateway;
     (i) enable the Funds and End-Users to utilize the Internet to access Fund information maintained by the Fund on the Fund Home Page; and (ii) enable End-Users to utilize the Internet to access the PFPC System in order to perform account inquiries and transactions in Shareholder accounts.

     (b) Process the set up of personal identification numbers ("PIN") which shall include verification of initial identification numbers issued, reset and activate personalized PIN's and reissue new PIN's in connection with lost PIN's.

     (c) Installation services which shall include, review and sign off on the Fund's network requirements, recommending method of linking to the PFPC Web Transaction Engine, installing network hardware and software, implementing the network connectivity, and testing the network connectivity and performance;

     (d) Maintenance and support of the PFPC Secure Net Gateway and the PFPC Web Transaction Engine, which includes the following:

          (i) error corrections, minor enhancements and interim upgrades to IMPRESSNet(R) which are made generally available by PFPC to IMPRESSNet(R) customers;
          (ii) help desk support to provide assistance to Fund employees with the Fund's use of IMPRESSNet(R).

     Maintenance and support shall not include (i) access to or use of any
                                   ---
     substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to IMPRESSNet(R) clients, as determined solely by PFPC; or (ii) maintenance of customized features.

     (e) Maintenance and upkeep of the security infrastructure and capabilities described in the procedures and product functionality documentation.

     (f) Prepare and forward a monthly usage reports to the Fund which shall provide the Fund with a summary of activity and functionality used by and End-Users.

3. Responsibility of the Fund. In connection with the services provided by PFPC hereunder, the Fund shall be responsible for the following:

     (a)  establishment and maintenance of the Fund Home Page on the Internet;

     (b) services and relationships between the Fund and any third party on-line service providers to enable End-Users to access the Fund Home Page and/or the Investor Services System via the Internet;

     (c) provide PFPC with access to and information regarding the Fund Home Page in order to enable PFPC to provide the services contemplated hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


Deutsche Asset Management VIT Funds          PFPC INC.
(f/k/a BT Insurance Funds Trust)             (f/n/a First Data Investor Services
                                             Group, Inc.)

By:  /s/ Sharon R. Kanovsky                  By:  /s/ Michael Denofrio
    -------------------------------              ------------------------------

Name:  Sharon R. Kanovsky                    Name:  Michael Denofrio
      -----------------------------                ----------------------------

Title:  Assistant Treasurer                  Title:   Vice President
       ----------------------------                 ---------------------------

                                  Schedule A

                              IMPRESSNet(R) Fees


A.   Retail Version.

1.   One Time Set up Fee:          $15,000.00

2.   Annual Maintenance Fee:       $10,500.00 per annum

3.   Transaction Costs:

          .  Account Inquiry            $.10 per inquiry ($1,200.00 minimum per
                                        month)

          .  Financial Transactions     $.50 per transaction ($120.00 per month
                                        minimum)

B.   Brokerage Version - Not Applicable.

C.   PIN Registration and Lost PIN Replacement :    $2.50 per/PIN

D.   Customized Development:     $150 per hour


The above referenced fees do not include fees associated with third party software products or fees associated with other PFPC products which may be required to utilize future releases of IMPRESSNet(R).

PFPC will provide an invoice as soon as practicable after the end of each calendar month. The Fund agrees to pay to PFPC the amounts so billed by Federal Funds Wire within fifteen (15) business days after the Fund's receipt of the invoice. In addition, with respect to all fees, PFPC may charge a service fee equal to the lesser of (i) one and one half percent (1-1/2%) per month or (ii) the highest rate legally permitted on any past due invoiced amounts.